UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: June 22, 2017

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL		33634
(Address of principal executive offices)		(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Compensatory Arrangements of Certain Officers.

Award of Stock Options.

Executive Officer Awards. June 22, 2017, the Compensation Committee and Board of Directors approved various awards to employees, which included awards to each of Dr. Joslyn, Mr. Sullivan and Dr. Handfield, of options to purchase 140,000, 175,000 and 140,000, respectively, of shares of Company common stock under the Company’s 2012 Equity Incentive Plan at an exercise price of $0.37 per share, the closing price on the June 22, 2017, the date of grant. The options are subject to time-based vesting in equal annual installments over a three-year period on the first, second and third anniversaries of the date of the grant, provided that the recipient remains employed with the Company through the vesting dates. The stock option awards are subject to the standard terms and conditions of the Company’s form of stock option agreement which includes earlier vesting upon a change in control of the Company. A delayed exercisability provision upon separation from service for a two-year post separation period was added.

Non-Employee Director Equity Awards. Also on June 22, 2017, in connection with and in furtherance of Directors Compensation program, the Board approved stock option awards in the amount of 140,000, to each of the Company’s non-employee directors, Frederick Telling, Charles Pope, Alan Dunton and Robert Koski under the Company’s 2012 Equity Incentive Plan at an exercise price of $0.37 per share, the closing price on the June 22, 2017, the date of grant. The non-employee director awards of 140,000 shares, consisted of 80,000 shares provided as part of the annual awards under the Director Compensation program and a separate additional discretionary award of 60,000 shares made to each director in connection with their service to the Company. The options are subject to vesting on the first anniversary of the date of the grant, provided that the recipient remains a director of the Company through the vesting date. The stock option awards are subject to the standard terms and conditions of the Company’s form of director stock option agreement which include earlier vesting upon a change in control of the Company. A delayed exercisability provision upon separation from service for a two-year post separation period was added.

Minimum dollar value stock ownership holding requirements. Each executive officer and non-employee director receiving the above equity based awards will also be subject to a minimum dollar value stock ownership holding requirement with respect to the awards received as well as all prior equity awards under the 2012 Equity Incentive Plan which requirements are intended to align the ability to sell shares with the performance of the Company’s stock price. The above named executive officer recipients will each have a minimum dollar value stock ownership holding requirement threshold equal to two times (2x) their then base salaries below which dollar threshold they would be precluded from selling any shares of Company stock obtained from the Company under its 2012 Equity Incentive Plan. Also, the above non-employee directors will each be subject to a minimum dollar value stock ownership holding requirement threshold equal to six times the annual Board retainer ($270,000) below which dollar threshold they would be precluded from selling shares of Company stock acquired from the Company under its 2012 Equity Incentive Plan.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 26th day of June, 2017.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan Chief Financial Officer